Exhibit 10.2
Form 8-K dated January 2, 2002
Datigen.com, Inc.
File No. 000-26027

                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (hereinafter the "Agreement") is made effective the 2nd day of January, 2002, between Datigen.com, Inc., a Utah corporation (hereinafter the "Company"), and M.
Ballard Gardner (hereinafter the "Employee").

                           WITNESSETH

     A. The Employee in conjunction with the execution of this Agreement, will become an employee of the Company.

     B. The Company and the Employee desire to enter into this Agreement to set forth the terms and conditions of the Employee's employment by the Company.

     NOW, THEREFORE, in consideration of the employment of Employee, and of the covenants and agreements herein made, the parties hereto agree as follows:

     I. RECITALS. The above recitals are incorporated by reference herein and made a part hereof as if set forth verbatim.

     II.  EMPLOYMENT.  Company hereby employs Employee, and
Employee hereby accepts employment with Company upon the terms hereof.

     III. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement, as amended from time to time, shall begin on January 2, 2002, and shall terminate on the date which is two (2) years after such date, and shall be automatically renewable from year to year thereafter except upon sixty (60) days' prior written notice from one party to the other either before the end of the initial term of this Agreement or before the end of any renewal period.

     IV. DUTIES. Employee shall be engaged in such pursuits, shall have such duties and responsibilities, and shall hold such positions as may from time to time be designated by the Company. The duties of the Employee are expected to be in the area of training of trip hazard removal to other employees and franchisees and may do research for the Company with regard to trip hazard removal.

     V. LOYALTY. The Employee shall devote his full time (40 hours per week) and best efforts to the performance of his employment under this Agreement. Employee, in his discretion, the hours and the time of work. Employee shall not be required to work 8 hours per

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day, 5 days per week.  Company acknowledges
that Employee may pursue the trade of clock repair and maintenance.

     VI.  COMPENSATION.   Company shall pay Employee an annual
salary of Seventy Five Thousand Dollars ($75,000.00) payable, in arrears, in equal installments pursuant to the normal business practices of the Company, but in any event no less frequently then monthly.

     VII. BENEFITS.

          A. Employee shall be entitled to receive the normal federal and state holidays, as recognized by the Company, as time off with no deduction to the above Compensation.

          B. Employee shall be entitled to receive in addition to the above holiday's, three (3) weeks of paid vacation for each calendar year. Employee shall use his best efforts to coordinate and schedule said vacations with Company.

     VIII. TERMINATION. Notwithstanding the term of employment set forth in Article III, the Company expressly reserves its full rights as an employer during the term of the Agreement to discharge Employee for cause and to cancel this Agreement on that account. Such cause shall consist, by way of illustration and not limitation, of one or more of the following: conviction of a felony, fraud, inattention to duties, moral turpitude, continual drunkenness, or embezzlement. The Company shall also have the right to cancel this Agreement and terminate the Employee's employment hereunder at any time for material violation of the terms of this Agreement by the Employee. In any such case of discharge, cancellation, or termination, written notice thereof shall be given to the Employee and shall be effective as of the date mailed in accordance with this Agreement or, if delivered, upon delivery to the Employee. In the event that Company shall discharge, cancel or terminate this Agreement, without cause, Company shall be obligated to pay the Compensation as defined in Article VI, above. Said payments may be made in equal payments for the remaining term of the Agreement or in a lump sum, in the discretion of the Company. The parties may terminate this Agreement by mutual consent.

     IX.  NO ASSIGNMENT.  This Agreement is personal to Employee.
Employee may not assign or delegate any of his or her rights or obligations hereunder without first obtaining the written consent of the Company.

     X. ATTORNEY'S FEES. In the event of a default by either party, the other party shall be entitled to recover from the defaulting party the costs and expenses, including a reasonable attorney's fee arising out of the breach of this Agreement or incident to the enforcement hereof, whether by suit or otherwise, and including appeals and bankruptcy proceedings.

     XI. NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to his residence in the case of the Employee, or to its principal office in the case of the Company.

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     XII. WAIVER.  No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power, or remedy.

     XIII. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives and successors.

     XIV. AMENDMENT. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

     XV. SEVERABILITY The Company and Employee agree that if any provision of this Agreement, as written, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be applied in the broadest manner possible within the scope of its express language such that it would be valid, legal and enforceable. In the event any provision shall be held to be invalid by any competent court, then the remaining provisions hereof shall not be affected thereby and this Agreement shall be interpreted as if such invalid provision were not included.

     XVI. ENTIRE AGREEMENT. This Agreement shall be deemed to express, embody and supersede all previous understandings, agreements and commitments, whether written or oral, between the parties hereto with respect to the subject matter hereof and to fully and finally set forth the entire agreement between the parties hereto. No modifications shall be binding unless stated in writing and signed by both parties hereto with the approval of the President of the Company.

     XVII. GOVERNING LAW. This Agreement shall be governed by the laws of the State of the Utah.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Datigen.com, Inc., a Utah corporation   EMPLOYEE:


By: /s/ Joseph Ollivier, President      /s/ M. Ballard Gardner

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